EXHIBIT 99.2

                            SHARE PURCHASE AGREEMENT

Re: Purchase of shares of common stock that are "restricted securities" (the "Common Stock") of Golf Two, Inc., a Delaware corporation ("Golf Two"), pursuant to this Share Purchase Agreement (the "Agreement")

Dear Daniel Bernstein:

      The undersigned (the "Buyer") offers to purchase common stock of Golf Two from you (the "Seller") as follows, to-wit:

                                    RECITALS:

      WHEREAS, it is intended that the Buyer, or an affiliate thereof, will be appointed as an officer and director of Golf Two; and

      WHEREAS, the Buyer, in conjunction with being appointed an officer and director of Golf Two desires to purchase 775,000 shares of common stock (the "Common Stock") from Seller;

      NOW, THEREFORE, the parties hereto do hereby agree as follows:

      A. The Seller is the owner of the Common Stock that the Seller wishes to sell to the Buyer for good and valuable consideration, and that the Buyer wishes to purchase the Common Stock from the Seller for good and valuable consideration.

      B. Golf Two is a publicly-held company, having previously and lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and regulations. Golf Two files reports with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Seller and the Buyer have been provided with access to all reports of Golf Two via the EDGAR system of the Securities and Exchange Commission that have been filed by or with respect to Golf Two during the past 12 months and longer.

      C. The Buyer has reviewed the reports filed by Golf Two under the Exchange Act. The Buyer is also aware that there is no current "established trading market" for the common stock of Golf Two which common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") and that it is uncertain at this time whether there will be any future market for the common stock of Golf Two; and that the purchase price being paid for the Common Stock bears no relationship to assets, book value or other established criteria of value.

      D. The Buyer represents and warrants the following as an additional inducement for the offer outlined in this Agreement to purchase the Common Stock, to-wit:

            (i) The Buyer is not relying on any representation or warranty of the Seller whatsoever, except those representations and warranties contained in this Agreement;

            (ii) The Buyer has conducted the Buyer's own investigation of the risks and merits of an investment in Golf Two, and to the extent desired, including, but not limited to a review of Golf Two's books and records, financial and otherwise, its annual, quarterly and current reports and any registration statements contained in the Edgar Archives of the Securities and Exchange Commission, and has had the opportunity, to the extent that Buyer deemed reasonable or necessary, to discuss this documentation with the directors and executive officers of Golf Two;

                  to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered satisfactorily;

            (iii) The Buyer is an "accredited investor" as that term is known or defined under applicable United States securities laws, rules and regulations, and/or is fully capable of evaluating the risks and merits associated with the execution of this Agreement and the purchase of the Common Stock hereunder, without qualification;

            (iv) The Buyer has full power and authority to execute and deliver this Agreement, without qualification;

            (v) The Buyer is purchasing the Common Stock for the Buyer's own account only, and not for the account of or in concert with any other person or entity, and there are no arrangements, understandings or agreements, written or oral, respecting the subsequent resale of any of the Common Stock;

            (vii) The Buyer will fully comply with all provisions of United
                  States and state securities laws, rules and regulations in the resale of any of the Common Stock acquired hereunder, and will timely make all required filings regarding beneficial ownership of the Common Stock with the Securities and Exchange Commission, as may be applicable;

            (vii) The Buyers is aware of the so-called "Wulff Letter" that is attached hereto as Exhibit A and incorporated herein by reference, and understands that if the Securities and Exchange Commission takes the position in the future that the Common Stock being purchased hereunder is subject to resale under the Wulff Letter, that the Buyer may be required to have the resale of such Common Stock registered with the Securities and Exchange Commission prior to resale.

            (viii) The Buyer has not: (a) been party to any adverse proceeding brought by the Securities and Exchange Commission or any similar state agency; (b) any material criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past five years;

            (ix) The Buyer is able to pay Buyer's debts as they become due, and Buyer (a) is currently solvent; (b) has not made any general or other assignment for the benefit of creditors; and (c) is not party to any material proceeding that would have an adverse effect on the Buyer's assets; and

            (xi) The funds that the Buyer is utilizing to purchase the Common Stock being acquired hereunder are lawful funds of the Buyer that were earned or acquired by or paid to the Buyer for lawful purposes.

      Accordingly, the parties hereto (subject to the Seller's acceptance hereof) agree as follows:

      E. The Buyer hereby offers to purchase the Common Stock from the Seller, free and clear of any liens, encumbrances and/or other restrictions whatsoever, except those related to "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission or those outlined herein or in any attachment hereto, and the Seller agrees to sell to the Buyer the Common Stock, free and clear of any such liens, encumbrances and/or restrictions whatsoever, except those related to "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission or those outlined herein or in any attachment hereto.

      F. The purchase price of the Common Stock shall be as set forth in the signature page attached hereto, payable on payment and delivery of the Common Stock by the Seller to the Buyer for purchase and sale under this Agreement, which shall occur upon the closing of this Agreement. The closing date shall occur on or about October 12, 2005, however, shall be contingent upon: (i) the Company having provided notice to its stockholders as required under

Schedule 14F under the Securities Exchange Act of 1934 (advising of a change of control in which new directors are to be appointed); (ii) the Board of directors of the Company having resolved to effect a 3.5 to 1 forward stock split (in the form of a stock dividend); and (iii) the Company having notified the NASD about the stock dividend (in the manner similar to Rule 10b-17 under the Securities Exchange Act of 1934). Buyer's obligation to complete the closing shall be contingent upon: (1) the absence of any occurrences which could have a material adverse effect upon Golf Two, not otherwise disclosed within its Exchange Act Reports; and (2) the representations and warranties of Seller continue to be, in all material respects, true and correct as of such closing date.

      G.    At the closing:

      1. Certificates representing the Common Stock shall be delivered to the Buyer in exchange for payment by the Buyer to the Seller as required herein, which payment shall be subject to the transfer of the Common Stock into the Buyer's name and delivery of the stock certificate representing the Common Stock to the Buyer by Federal Express, priority delivery, which stock certificate shall bear no restriction or notation except those governing "restricted securities" as outlined in Rule 144.

      2. Seller, together with David Bennett, shall resign from their positions as the sole officers and directors of the Company.

      3. Seller shall turn over to Buyer all stock books, minutes, resolutions, governing documents and books and records of the Company.

      H. By acceptance of this offer, the Seller, to the best of his knowledge, hereby covenants and warrants:

            1. That he has the right to sell, transfer, convey and assign the Common Stock, without qualification.

            2.    That he has done no act to encumber the Common Stock.

            3.    That he is an "affiliate" of Golf Two.

            4. Golf Two is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Golf Two has the corporate power and authority to carry on its business as now conducted and as proposed to be conducted. In addition, Golf Two is not in violation of its Certificate of Incorporation or Bylaws, nor has Golf Two received notice from the Secretary of State for the State of Delaware that such Secretary of State has any reason for terminating the existence of Golf Two.

            5. Golf Two is able to carry on its business as now conducted and Golf Two has the corporate power to own, lease and operate Golf Two's property and assets.

            6. The Seller has the legal capacity and authority to make the representations and warranties embodied in this Agreement and on behalf of Golf Two. These representations and warranties are fully enforceable against Seller in accordance with their terms, except as such enforceability may be limited by law.

            7. All issued and outstanding shares of Golf Two have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any claim, lien, preemptive right or right of rescission, and have been offered, issued and sold by Golf Two, to the best of Seller's knowledge, information and belief, in compliance with all registration or qualification requirements, or applicable exemptions therefrom, of all applicable securities laws, Golf Two's Certificate of Incorporation, all other corporate or charter documents, and all agreements to which Golf Two is a party.

            8. Golf Two has no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire, whether directly or indirectly, any of Golf Two's share capital or any security convertible into or exchangeable for any shares of Golf Two's capital stock or obligating Golf Two to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement. Golf Two has no liability for any dividends accrued but unpaid. In addition, there are no outstanding registration rights relating to the shares of Golf Two.

            9. As of the date of this Agreement, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Golf Two or against any officer or director of Golf Two, or to the best of the knowledge of Seller, against any employee or agent of Golf Two in their capacity as such or relating to their employment or relationship with Golf Two, before any court, administrative agency or arbitrator. To the best of Golf Two's knowledge, there is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against Golf Two.

            10. As of the date of this Agreement, all reports (collectively, the "Exchange Act Reports") which have been required to be filed by Golf Two under the Securities Exchange Act of 1934, as amended (the "Exchange Act") have been filed under the Exchange Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Exchange Act Reports, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder. To the best of the knowledge of Seller, no former or current officer or director of Golf Two has ever been sanctioned, disciplined, fined or imprisoned for any violation of the securities laws of the United States of America or any other jurisdiction. To the best of the knowledge of Seller, there is no order preventing or suspending the trading of the securities of Golf Two has been issued by the Securities and Exchange Commission or any similar regulatory agency and Golf Two is not aware of any justification for such an order to be issued.

            11. All material liabilities of Golf Two are properly reflected in the financial statements included within its Exchange Act Reports.

            12. Seller has no knowledge of any present or future condition, state of facts or circumstances which has affected or may affect adversely the business of Golf Two or prevent Golf Two from carrying on its business.

            13. This Agreement, and any documents furnished by Seller do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Seller which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained herein.

            14. Since the date of Golf Two's financial statements covering the period through June 30, 2005: (a) there has been no change in the outstanding capital stock of Golf Two; and (b) there has been no material adverse change in the financial condition of Golf Two from the financial condition stated in such financial statements.

            15. There are no contracts, agreements or understandings between Golf Two and any person in connection with the sale of the Shares covered by this Agreement that would give rise to a valid claim against Golf Two or the Buyer for a brokerage commission, finder's fee or other like payment.

            16. Golf Two has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown thereon as due, and there is no tax deficiency that has been or, to Seller's knowledge, might be asserted against Golf Two. All tax liabilities are adequately provided for on the books of Golf Two.

      I. The Seller and the Buyer agree that any action based upon this Agreement or any of the matters covered hereby shall be brought only in the federal and state courts situated in the State of California, County of Orange.



                           COUNTERPART SIGNATURE PAGE

This Counterpart Signature Page for that certain Restricted Share Purchase Agreement (the "Agreement") dated October 18, 2005, among the undersigned, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intend to be legally bound by the terms of the Agreement.


                                            BUYER:


                                            Radiant Capital Partners LLC
Dated: October 18, 2005                     By /s/ Bohn H. Crain
                                               -----------------
                                               (Signature)


                                            SELLER:


                                            Daniel Bernstein

Dated: October 18, 2005                     /s/ Daniel Bernstein
                                            --------------------
                                            (Signature)


Number of Shares Sold: 775,000

Cash Consideration:  $3,725.96